Exhibit 10.16

Framework Agreement on Services

Main Text

Party A: Shanghai Jump Network Technology Co., Ltd. (or hereinafter referred to as "you")

Address: Jump Network, 12F, Building A, Changtai Plaza, No. 2889, Jinke Road, Pudong New Area, Shanghai

Contact: Teng Xianfeng

Tel: 13524658789

Party B: Alibaba Cloud Computing Co., Ltd. (or hereinafter referred to as “Alibaba Cloud”)

Address: Wangjing Tower A, Alibaba Center, Building 9, No. 4th Area, Wangjing East Garden, Chaoyang District, Beijing

Contact: Dong Guohui

Tel: 13968154075

In accordance with the Contract Law of the People's Republic of China and other applicable laws and regulations, this Agreement (hereinafter referred to as this “Framework Agreement” or this “Agreement”) is entered into by and between Party A and Party B (hereinafter collectively referred to the “Parties”) upon amicable consultation for Party B’s provision of cloud computing products and services (hereinafter referred to as “services”) to Party A as follows:

I       Party A will purchase Party B's products/services (excluding domain names, virtual machines and the original products at www.net.cn and the products on the cloud market) through tengxianfeng@jumpw.com (account). The specific products/services to be purchased and configurations are subject to those to be subscribed by Party A on the official website of Alibaba Cloud (www.aliyun.com). For the rights and obligations concerning such products/services, the Parties will comply with the attached Agreement for Alibaba Cloud Products and Services.

II     Refer to the attached Prices and Discounts for Products/Services for the prices and discounts of the products/services to be subscribed by Party A during the term of this Agreement.

III    This Agreement will be valid from 00:00:00 on January 1, 2018 to 23:59:59 on December 31, 2018. For the monthly subscription services or package services to be purchased during the term of this Agreement, their valid term may exceed the term of this Agreement until the expiration of the former. The rights and obligations arising in such instance will remain subject to this Framework Agreement; for the pay-as-you-go services to be purchased during the term of this Agreement, their valid term is the same as the term of this Agreement.

IV    The Parties agree to comply with this Agreement proper and all of the appendices hereto. The appendices shall have the same legal effect as this Agreement. In case of any conflict between the appendices and this Agreement proper, the latter shall prevail. The appendices hereto are the Agreement for Alibaba Cloud Products and Services, the Prices and Discounts for Products/Services, and the Terms on the Utilization of Credit Line (if any). In the event of any inconsistencies among such appendices, the priority order for application shall be as follows: Terms of Use of Maximum Credit Control, Prices and Discounts for Products/Services and Agreement for Alibaba Cloud Products and Services.

V     This Agreement will be deemed as effective and binding on the Parties upon the Parties’ affixing seals hereon or confirming this Agreement by emails or otherwise, or Party A’s actual purchase or use of the products and /or services provided by Alibaba Cloud and actually enjoying the discounts under this Agreement.

Party A: Shanghai Jump Network Technology Co., Ltd.	Party B: Alibaba Cloud Computing Co., Ltd.

(Space for seal) (Seal: Shanghai Jump Network Technology Co., Ltd. Contract Seal)	(Space for seal) (Seal: Alibaba Cloud Computing Co., Ltd. Contract Seal (1) 3301060122525)

Date:	Date: January 8, 2018

Appendix

Terms on Alibaba Cloud Products and Services

The Terms of Alibaba Cloud Products and Service are a valid agreement entered into by and between Alibaba Cloud Computing Co., Ltd. (hereinafter referred to as “Alibaba Cloud”) and you for the matters relevant to the services provided by Alibaba Cloud. The Terms of Alibaba Cloud Products and Service are hereinafter referred to as the “Terms of Service” or the “Terms”.

Before accepting the Terms, please read all of provisions herein carefully; if you have any doubts about the Terms, please contact relevant business department or call the customer service department in Alibaba Cloud, and Alibaba Cloud will make explanations to you. If you fail to accurately understand Alibaba Cloud’s explanations or you disagree to any of the provisions herein, please do not proceed with the subsequent operation.

When subscribing the products and/or services provided by Alibaba Cloud, you will comply with the Terms as well as the product rules (if any), billing rules, and the special service terms (hereinafter referred to as the “special terms”) (if any) confirmed by you when subscribing the products and/or services. The special terms are an effective part of the Terms and have the same effectiveness as the Terms. In case of any inconsistency between the Terms and the special terms, the special terms for specific products and/or services shall prevail.

For the purpose of the Terms, you will pay special attention to the provisions concerning disclaimer, exemption, determination and handling of violations/defaults, and the choice of jurisdictional courts, which may be in bold and/or underlined for your attention.

1.     Content of Products and/or Services

1.1   For the purpose of the Terms, the products and/or services mean the products and/or services provided by Alibaba Cloud and presented at www.aliyun.com (the official website of Alibaba Cloud) and related technical and network support services, which are subject to those to be subscribed by you.

2.     Price and Fees of Products and/or Services

2.1.   Alibaba Cloud shall list the service prices on relevant webpages on www.aliyun.com or present payable fees based on the specification and configuration of the products and/or services you will choose, and you shall pay the fees in accordance with the price system of the same presented at www.aliyun.com at the time of subscription.

2.2.   You may recharge your Alibaba Cloud account via Alipay, online banking or bank transfer before subscribing your products and/or services. You should keep your account balance sufficient, so as to ensure the continuity of services. The payment methods and other related specific rules are subject to those presented on the official website of Alibaba Cloud.

2.3.   Depending on the type of products and/or services you will order, you will be required to pay the service fee within corresponding time limit presented on the website of Alibaba Cloud. Before you pay up the fees as agreed, Alibaba Cloud has the right to provide you with no corresponding products and/or services (including technical support), terminate corresponding products and/or services (including technical support), and request you to pay the liquidated damages equivalent to 5‱ of the amount in arrears per day, and Alibaba Cloud may request you to pay the liquidated damages at any time when you fail to pay due fees.

2.3.1       Use-upon-pay products and/or services:

2.3.1.1.   If you purchase the products and/or services sold in the form of monthly subscription or asset package (package), Alibaba Cloud will provide you with the services after you have paid up the service fees.

2.3.1.2.   You shall make payment in time after the order is submitted. If the payment is not made in time, the order may be invalid: (1) the order will be automatically invalid if you fail to make payment more than 7 days after the order is not placed; (2) the order will be automatically invalid if relevant products and/or services are understock. Once the order is invalid, all agreements or acts reached by you and Alibaba Cloud with respect to the products and/or services and prices stated in the order will be invalid.

2.3.1.3.   If you desire to continue using the services after the expiration of the term of service of the products and/or services subscribed by you, please pay the renewal fee at least 7 days before the expiration of the term of service to enable the services to be continually available.

2.3.2.     Use-before–pay products and/or services:

If you purchase products and/or services that are sold on the pay-as-you-go basis, you may activate and use the services first. Alibaba Cloud will calculate automatically the actual usage of the last one (1) billing cycle on the hourly, daily or monthly basis depending on the type of the products, and will deduct the corresponding service fee from your Alibaba Cloud account balance. The specific deduction rules and billing items shall be subject to those then announced on the official website of Alibaba Cloud.

2.4.   Alibaba Cloud will introduce special offers or policies (collectively referred to as “special offers”) on a regular or irregular basis. For example, free service content, extension of the term of service or provision of direct discounts and issuance of free vouchers will be available for the subscription of the services with enough term or content at a time, special offers/ discounts are provided on each November 11, and offers are available for recommended code. You understand and acknowledge that:

2.4.1.      Such promotions or policies are special offers of Alibaba Cloud beyond the scope of normal service prices, the offers exclude the fees for modification, update and maintenance of such service items, and such service items will not be converted into money to offset the service fees.

2.4.2.     Some of the promotions or policies are based on your commitment to the use of services with enough term or content. If you unsubscribe corresponding services without approval and justification, Alibaba Cloud has the right to restore original prices for billing, collect the liquidated damages or charge the handling fees for un-subscription/refund and request you to pay for the free vouchers you have used, which are subject to those presented on the corresponding official website or the corresponding order.

2.4.3.      Unless otherwise expressly stated for the products and/or services to be subscribed by you or otherwise agreed in writing by and between you and Alibaba Cloud, multiple offers may not be applied simultaneously .

2.4.4.      You are obliged to keep confidential the offers or policies available to you for the services you have subscribed. Once it is confirmed that you have failed to comply with the confidentiality obligation, Alibaba Cloud has the right to cancel the offers and suspend or terminate the services at its own discretion.

2.5.   You understand and acknowledge that Alibaba Cloud may provide you with free services by means of invitation for test and open beta test or within a certain scope. During the free period or within such scope, you will not pay the service fees. However, Alibaba Cloud will not exclude the possibility of collecting the fees in the future. When required, Alibaba Cloud will announce the charging policies and standards by posting an announcement on the appropriate webpage of the website or sending an on-site notice 10 days in advance. If you still wish to use corresponding services, you will pay as per the charging policies that are effective then.

3.   Rights and Obligations

3.1   Your rights and obligations

3.1.1.      Before using the services, you should read carefully and follow corresponding service instructions, technical specifications, use flow, and operation documents presented by Alibaba Cloud on its official website, and understand the correct meaning of relevant content and possible consequences. During the use of the services, you should follow relevant operation instructions and will be solely liable for the consequences caused by your violation of relevant operational guidelines without any liabilities assumed by Alibaba Cloud. You should exercise caution to avoid risks. If you subscribe the products and/or services with the open API provided by Alibaba Cloud, you should also undertake that you will consult the aforesaid content on the official website of Alibaba Cloud and updates thereon and ensure that you understand the meanings of the same on a regular basis and/or before purchasing specific services.

3.1.2.      You shall submit to Alibaba Cloud the contact person for the implementation of the Terms of Service and the list of personnel who manage your network and provide various services on the cloud platform and their contact details. In case of changes in such personnel, you should update relevant information online. Your will be solely liable for any consequences arising out of the untrue, inaccurate, incomplete information on the aforesaid personnel provided by you and the actions or omissions of such personnel.

3.1.3.      You must keep the access logs and records of your website in accordance with the Regulation on Internet Information Service of the People's Republic of China and other applicable laws and regulations, including the published information content and publishing time, IP address (IP), and domain names, and will provide the same as required by competent authorities. You will solely assume all consequences and liabilities arising from failure to keep relevant records as required.

3.1.4.      You shall be responsible for the integrity and confidentiality of your data stored on the Alibaba Cloud platform, the instructions and passwords for accessing and managing products and services on the Alibaba Cloud platform, and other passwords, and will be liable for all losses and consequences resulting from loss or leakage of such data, instructions, and passwords for your improper maintenance or confidential work.

3.1.5.      If your use of the products and/or services provided by Alibaba Cloud requires permission or approval from competent authorities, you should obtain such permission or approval in time, including but not limited to:

(1)   If you have launched a number of websites, you shall ensure that all websites you have launched are permitted or approved by competent authorities;

(2)   If your website provides non-profitable Internet information services, you shall file with competent authorities and ensure that all the filing information you submit is true and effective, and will provide updated filing information in case of any change in the same.

(3)   If your website provides profitable Internet information services, you shall also obtain the License for Profitable Website from local communications management agencies;

(4)   If you operate an Internet game website, you shall obtain the Network Culture Business License according to law;

(5)   If you operate an audio and video website, you shall obtain the License for Dissemination of Audio-Visual Programs through Information Network according to law;

(6)   If you are engaged in the Internet information services such as news, publishing, education, medical care, medicines and medical device, you shall obtain the permit from competent authorities in accordance with laws, administrative regulations and applicable national provisions. Before applying for the business license or filing with competent authorities, you shall obtain the approval of competent authorities according to law.

You understand and acknowledge that the aforesaid is not the full list of all types of licenses or approvals required by the competent authorities for your profitable or non-profitable business. When engaging in relevant business, you shall comply with the requirements of applicable laws and regulations promulgated from time to time.

3.1.6.     You further undertake that you will not:

3.1.6.1.   Use products and/or services provided by Alibaba Cloud to distribute unrequested or unsolicited e-mails, electronic advertisements or e-mails containing reactionary and pornographic information and other harmful information;

3.1.6.2.   Use the services provided by Alibaba Cloud as a virtual server, proxy server (Proxy) and mail server;

3.1.6.3.   Use the products and/or services provided by Alibaba Cloud to engage in profitable business, such as DDoS protection and DNS protection;

3.1.6.4.   Engage in the activities that harm Alibaba Cloud and/or affiliates thereof (including but not limited to the subsidiaries of Alibaba Group, such as Taobao, Ali Mama, and the affiliates of Alibaba Group, such as Alipay). Such harmful activities include, but are not limited to, violation of any terms of service/terms, management standards, and trading rules published by these companies, and destroying or attempting to destroy the fair trading environment or normal trading order of Alibaba;

3.1.6.5.   Use the resources and services provided by Alibaba Cloud to upload, download, store, and release the following information or content, and provide any convenience for others to release such information (including but not limited to setting URL and BANNER link):

(1)   Political propaganda and/or news in violation of national regulations;

(2)   Information concerning state secrets and/or security;

(3)   Feudal superstition and/or obscene, pornographic, indecent information or abusive crime information;

(4)   Gaming prizes, gambling games, "private services", "plug-ins" and other illegal online publishing activities;

(5)   Information in violation of national ethnic and religious policies;

(6)   Information impeding the security of the Internet;

(7)   Information that infringes upon the lawful rights and interests of others and/or other information or content that is detrimental to social order, social security, and public morals; and

(8)   Other content that violates laws and regulations, ministerial rules, or national policies.

3.1.6.6.   Occupy and use a large amount of the server memory, CPU or network bandwidth resources that may cause the programs or process to occupy a large amount of Alibaba Cloud computing resources (such as servers, network bandwidth, and storage space) so as to bring about heavy load to Alibaba Cloud platform or the networks and servers of other users of Alibaba Cloud (including but not limited to local, national and international networks and servers) and the products/application, affecting smooth communication between Alibaba Cloud and the Internet or between Alibaba Cloud and specific networks and servers, and the internal communication of Alibaba Cloud or causing the crash or dead halt of Alibaba Cloud platform services or the servers for other users of Alibaba Cloud's or inaccessibility of the cloud-based products / applications by the users;

3.16.7.    Engage in any activities that disrupt or attempt to disrupt cyber security (including but not limited to phishing, hacking, Internet fraud, websites or zones containing or suspected of spreading viruses, trojans, malicious code, and other servers, suspected attack of other websites and servers through virtual servers, such as scanning, sniffing, ARP spoofing, and DDoS).

3.16.8.    Install or use pirated software in Alibaba Cloud services or platforms; you should understand and agree that Alibaba Cloud has the right to refuse to use pirated software related applications on Alibaba Cloud services or platforms. You will be solely liable for the consequences of your actions, such as your installation of software and your operations. In the event that any legitimate copyright owners of the software you install complain to Alibaba Cloud for infringement, accusation or other claims, you should take all reasonable actions to ensure Alibaba Cloud’s exemption of liabilities, including but not limited to clarification, provision of the proof for use of copyrighted software, and other measures sufficient to enable the legitimate copyright owners to withdraw their claims.

3.1.6.9.   Without Alibaba Cloud's express permission in writing, you may neither modify, translate, adapt, lease, sublicense, distribute or transfer the software provided by Alibaba Cloud on the information network nor reverse engineer, decompile or attempt to identify the source code of the software provided by Alibaba Cloud in other ways. Moreover, you may not make any changes or attempt to change the system configuration provided by Alibaba Cloud or damage the security of the systems.

3.1.7.      You understand and agree that the state secrets of the People's Republic of China are protected by laws and that you are obligated to keep the state secrets of the People's Republic of China. Your use of Alibaba Cloud services shall comply with the requirements of applicable confidentiality laws and regulations and shall not endanger the state secrets of the People's Republic of China.

3.1.8.      If Alibaba Cloud's services involve the licensed use of third parties’ software, you agree to be bound by relevant license terms.

3.1.9.     In case that a third party organization or individual proposes doubts or complains against you, Alibaba Cloud will give you prompt notice and you are obliged to respond and present supportive materials within specified time. If you fail to provide evidences to the contrary or respond within the specified time, Alibaba Cloud will take the measures for troubleshooting, including but not limited to promptly deleting the information subject to doubts/complaints and suspending or terminating the services.

3.1.10.    You will be solely responsible for data backup and completing corresponding operation by yourself, and Alibaba Cloud will not be liable for your data backup work or consequences thereof.

3.2.   Rights and obligations of Alibaba Cloud

3.2.1.     Alibaba Cloud is obligated to provide services to you in accordance with the Terms of Service and the content presented in the products and/or services on the official website of Alibaba Cloud.

3.2.2.     You understand and acknowledge that Alibaba Cloud cannot guarantee that the services it provides are completely flawless due to technical limitations (for example, Alibaba Cloud's overall security protection or security products cannot guarantee the absolute security of your hardware or software), but Alibaba Cloud undertake to continuously improve service quality and service level to provide you with better services. Accordingly, you agree that if the services provided by Alibaba Cloud are flawed but such flaws are unavoidable due to the industry's technical level at that time, and such flaws shall not be considered as Alibaba Cloud's default. You agree to cooperate with Alibaba Cloud to solve such flaws.

3.2.3.     Alibaba Cloud will be responsible for the operation and maintenance of the underlying part of the operating system and the software provided by Alibaba Cloud, such as cloud server (i.e. elastic computing service, referred to as ECS) and the related technical architecture and operating system of relational database service (RDS). You shall be liable for any operation to the operating system (such as the applications you install in your system). In addition, you upgrading the operating system by yourself may cause adverse effects such as crash. Therefore you should exercise caution to avoid risks.

3.2.4.     Alibaba Cloud may configure the tools for daily data backup for the services provided, but these tools are not a necessary part of the services provided by Alibaba Cloud. Alibaba Cloud will not be liable for your use or not use of these backup tools, and you will be liable for data backup and complete corresponding operations on your own.

3.2.5.     You understand and acknowledge that Alibaba Cloud may limit the manner, scope and function of the services available to you based on the type, characteristics and specifications of the products and/or services you will subscribe. You should read carefully the special terms and conditions, use instructions and other relevant instructions for the products and/or services you will subscribe, and understand and comply with the same. You further agree that if you use more services than the specifications of services your purchase, Alibaba Cloud has the right to limit or suspend the services at its own discretion.

3.2.6.      You understand and acknowledge that Alibaba Cloud will provide you with security protection based on certain services (such as "Cloud Shield Agent") as well as management and monitor related functions and services (such as "Cloud Monitor"). Despite thorough tests of such services by Alibaba Cloud, it is not guaranteed that they are fully compatible with all hardware and software systems and that such software and services are completely accurate. In the event of incompatibility and software errors, you shall immediately turn off or stop using relevant functions and contact Alibaba Cloud for technical support.

3.2.7.      During the term of service, Alibaba Cloud will provide you with the following after-sales services:

3.2.7.1.   Alibaba Cloud will provide 7×24 telephone consultation services and online order consultation services to answer your questions during your use of the products or services;

3.2.7.2.   Alibaba Cloud will provide you with fault support services. You shall report a fault with an online order. Alibaba Cloud will provide timely support for the faults not caused by operation errors, except for operation errors and/or force majeure, and other events beyond the control of Alibaba Cloud.

3.2.8.      You understand and acknowledge that Alibaba Cloud may relocate the server room housing the underlying physical equipment for your products and/or services when necessary. Alibaba Cloud will notify you 7 days in advance of the aforesaid operations. As such operations may need to modify the DNS of your domain name or make other configuration adjustments, you should relocate DNS to the IP specified by Alibaba Cloud or make corresponding adjustments as required by Alibaba Cloud after receipt of the notice. Otherwise, you will be liable for inaccessibility to the website and unavailability of the products or services.

3.2.9.      Without disclosing your confidential information and within the term of the Terms of Service, Alibaba Cloud may use your use of Alibaba Cloud service as a use case or successful case in the promotions of Alibaba Cloud and/or the business of Alibaba Cloud. In such promotions, Alibaba Cloud has the right to use your name and logo. And Alibaba Cloud will not use your name, logo, related marks without your written permission.

3.2.10.    In case of any changes in the Terms of Service, Alibaba Cloud shall inform you the changes in an appropriate announcement on the official website of Alibaba Cloud 30 days in advance. If you disagree with the changes made by Alibaba Cloud, you have the right to stop using Alibaba Cloud's services. In such case, you shall notify Alibaba Cloud to terminate the services and be responsible for relocating the business data, and Alibaba Cloud will settle the service fees (if any) with you in time. Your continuing to use Alibaba Cloud’s services will be deemed that you have accepted relevant changes made by Alibaba Cloud.

3.2.11.    Some of Alibaba Cloud's services may have function of account authorization management, that is, you can authorize all or part of your operating rights to one or more authorized accounts. In such case, all operation actions performed with any authorized accounts will be deemed to be the actions you perform with your account. You understand and agree that the use of user and authorization management function is at your own independent and prudent judgment and that you will assume all liabilities and resultant service fees for all operation actions with such authorized accounts and all consequences therefrom.

3.2.12.   If you violate any provisions under 3.1, Alibaba Cloud has the right to take appropriate measures as the case may be, including but not limited to suspending or terminating the services, deleting harmful information/procedures.

4.   User Data

4.1.   User business data

4.1.1.     Alibaba Cloud understands and acknowledges the services, processing, storage, uploading, downloading, and distribution you provide through Alibaba Cloud and your data processed in other ways (i.e., online data and the data backed up using the backup tools that may be configured by Alibaba Cloud (i.e. offline data)) are your business data, which are fully owned by you.

4.1.2.     You will be liable for the data sources and content stored on the Alibaba Cloud platform. Alibaba Cloud will prompt you to judge the legality of such data source and content with care. You will solely assume all consequences and liabilities arising from the data and content uploaded and stored by you in violation of laws, regulations, ministerial rules or national policies.

4.1.3.     Alibaba Cloud will not use and disclose your business data without your authorization except for implementing your service requirements, unless in following circumstances:

4.1.3.1.  In case that relevant state organs inquire or access to user business data according to law, Alibaba Cloud is obligated to do as required in accordance with applicable laws, regulations or policy documents and to disclose to third parties or administrative and judicial organs and other state organs;

4.1.3.2.   You and Alibaba Cloud shall negotiate and make agreement separately.

4.1.4.     You may delete or change your online data at your own discretion. If you release the services or delete online data at your discretion, Alibaba Cloud will promptly delete your online data in real time, and corresponding offline data (if any) will be stored or deleted following the backup rules you set (subject to Alibaba Cloud's default rules if not set). You should exercise caution when deleting or changing data.

4.1.5.     In case of the expiration of the term of service and early termination of the services (including but not limited to the early termination agree by the Parties and early termination for other reasons) or payment in arrears, Alibaba Cloud will continue to store your business data only in the transition period (subject to the time limits set out in the special conditions applicable to the products and/or services you subscribe, product use instructions or service instructions) (if any) unless otherwise stipulated by laws and regulations, required by competent authorities or otherwise agreed by the Parties). Beyond such transition period, Alibaba Cloud will delete all user business data, including all cached or backup copies and no longer retain any of your business data. You understand and agree that Alibaba Cloud is not obligated to continue to retain, export or return user business data.

4.1.6.     Once the online data or offline is deleted, it cannot be recovered. After the online data and offline data is deleted, all your data on Alibaba Cloud is cleared. You will solely assume the consequences and liabilities for your data being deleted.

4.2.   User account information

4.2.1.     Your user account information includes the following information when you log in to Alibaba Cloud account or subscribe and use Alibaba Cloud’s services: (1) the company name, business license information, names, gender, date of birth, ID card number, passport information, phone number, e-mail address, address (including postal code), payment account number filled out or submitted; and (2) Alibaba Cloud's records of the service process, including your bills, historical purchase information, consulting records, fault reporting records, and troubleshooting process.

4.2.2.     Collecting your information is for the purposes of providing services to you and improving the quality of service. Therefore, unless otherwise agreed by you and Alibaba Cloud or inquiry or consulting by competent authorities and Alibaba Cloud doing as required in accordance with relevant laws, regulations or policy documents and disclosing to third parties or administrative and judicial organs and other state organs, Alibaba Cloud will only use your information for the following purposes:

4.2.2.1.  Providing you with the services you request and maintaining and improving these services;

4.2.2.2.  Recommending the content that may be of interest to you subject to applicable laws and regulations, including but not limited to sending you product and service information.

4.3.   You understand and agree that Alibaba Cloud will detect, browse, and record your service usage behaviors, submitted request for support, unsafe features of your data and other user support data in order to respond to your request for help in a timely manner, ensure the overall security of the cloud platform, and improve the services of Alibaba Cloud. The user support data excludes user business data and user account information.

4.4.   Unless otherwise agreed by you and Alibaba Cloud, Alibaba Cloud will store user business data in its data centers in the People's Republic of China. Alibaba Cloud will adhere to the security commitments to users and protect the data stored by users in its data centers in the People's Republic of China.

5.      Intellectual Property

5.1.   The intellectual property of any documents, technical or technical support, software, services provided by either Party to the other Party hereunder is owned by the Party providing the same or legal owner of such intellectual property. Without expressly consent of the Party providing the same or legal owner of such intellectual property, either Party shall not duplicate, distribute, transfer, license or allow others to use the same, and otherwise will be held liable.

5.2.   You shall ensure that the information provided to Alibaba Cloud, all data uploaded to Alibaba Cloud services, your use of Alibaba Cloud service, and the consequence arising from your use of Alibaba Cloud service will not infringe upon the legal rights of any third party. In the event that a third party complains to, claims to, sues against or is otherwise against Alibaba Cloud for any information and data uploaded or used by you or your actions and work results, you understand and acknowledge that you shall address promptly the same and indemnify Alibaba Cloud for all direct economic losses therefrom, including but not limited to resultant expenses and compensations.

5.3.   In case that a third party organization or individual lodges doubts or complaints concerning the intellectual property of Alibaba Cloud service, you shall promptly inform Alibaba Cloud and Alibaba Cloud will handle it. If a third party organization or individual lodges doubts or complaints concerning the intellectual property of the materials involving in your use of Alibaba Cloud services, you shall be liable for presenting relevant intellectual property certification materials and cooperating with Alibaba Cloud in addressing the same.

6.     Confidentiality

6.1.   For the purpose of the Terms of Service, confidential information means the business secrets (including financial secretes), technical secrets, business know-how and/or other information and materials that should be kept confidential obtained and known by either Party (hereinafter referred to as the "Receiving Party ") from the other Party (hereinafter referred to as "Disclosing Party") or generated from the Parties’ fulfilling the Terms of Service) (including but not limited to product information, product plans, prices, financial and marketing plans, business strategies, customer information, customer data, R&D, software, hardware, API application data interface, technical descriptions, designs, special formulas, and special algorithms), regardless of any form and medial and whether the Disclosing Party declares it is confidential in oral, image or writing at the time of disclosure.

6.2.   Either Party shall take appropriate measures to properly maintain the confidential information provided by the other Party with the same prudence for protection of its own confidential information. Either Party shall use the confidential information only for the purposes or applications as set forth herein.

6.3.   Either Party hereby ensures that confidential information is only available to its personnel and employees who are engaged in relevant business, and requires such personnel and employees to strictly comply with the confidentiality obligations herein.

6.4.   The aforesaid restrictive provisions are not applicable if:

6.4.1.      The confidential information has been legally owned by the Receiving Party at or before the execution of the Terms of Service;

6.4.2.      The confidential information is publicly available or available from the public domain when notified to the Receiving Party;

6.4.3.      The confidential information is obtained by the Receiving Party from a third party that is not obligated to keep confidential or not disclose;

6.4.4.      The confidential information has been disclosed or available from the public domain without violating the obligations set forth in the Terms of Service;

6.4.5.      The confidential information is developed independently by the Receiving Party or its affiliates or subsidiaries and fails to benefit from the information from the notifying party or its affiliates or subsidiaries;

6.4.6.      The Receiving Party shall disclose the confidential information as required by courts or other legal or administrative organs (by oral questioning, inquiry, request for information or documents, subpoena, civil or criminal investigation or other procedures);

6.4.7.      In case that the Receiving Party has to disclose the other Party’s information in submitting materials or explaining to relevant organizations for applying for business qualifications to competent authorities or industry associations or obtaining certifications, or complying with national and industrial standards/certifications, the Receiving Party shall follow the principle of minimum disclosure as necessary and require the organization obtaining the confidential information to be bound by confidentiality terms no less restrictive than those set forth herein.

6.5.   You and Alibaba Cloud shall do the utmost to protect the above confidential information from disclosure. In the event of unexpected disclosure of the aforesaid confidential information, the Parties shall cooperate to take all reasonable measures to avoid or mitigate the consequences therefrom. Either Party shall indemnify the other Party for the direct economic loss therefrom incurred to the other Party.

7.   Activation, Change and Termination of Services

7.1.   You may activate and use the service through your Alibaba Cloud account or through the API.

7.2.   For the services sold in monthly subscription or asset package (package):

7.2.1.      The services will be activated upon payment, and you will obtain secret key and passwords sent by Alibaba Cloud for your log in to and access to the services. The term of service will start from the time of activation (not from the time when you obtain secret key and passwords for your log in to and access to the services).

7.2.2.      For the services sold in the form of monthly subscription, the term of service will last to the expiration of the subscription period. For the services sold in the form of asset package (package), and the term of service will last to the expiration of term of service of the asset package you subscribe or the services in the asset package are used up (whichever occurs earlier).

7.2.3.      Before the expiration of the term of service, if you unsubscribe corresponding service without justification, Alibaba Cloud has the right to take such method as restoring the original prices, charging the liquidated damages or charging the cancellation/refund handling fees, which are subject to those presented on the corresponding official website or the corresponding order.

7.2.4.      You shall use up the services in the asset package during the term of service. If the term of service of the asset package expires, the service you have subscribed but not used will be invalid and Alibaba Cloud will not provide alternatives or supplements for the same. The asset package you subscribe shall be prioritized in your use of the services. Unless statutory required and otherwise agreed by the Parties, if the services in the asset package are used up or the term of service expires and you fail to subscribe the asset package service but continue to use the services therein, Alibaba Cloud will deem that you use the pay-as-you-go services (if any) and will continue to bill the same and deduct the service fees based on the billing results.

7.3.   Services sold on a pay-as-you-go basis:

Unless otherwise agreed, or if you have not settled any other payables, you may use Alibaba Cloud's services when you activate the services. You should ensure that your account balance is sufficient to continue to use Alibaba Cloud's services.

7.4.   You understand and acknowledge that Alibaba Cloud will continuously improve the service quality and level to constantly improve the customer experience. For this reason, Alibaba Cloud may change the form, specifications or other aspects of the services provided. Alibaba Cloud will do its best to give notice on the website in advance in one or more ways, such as announcements, on-site letters, emails or text message.

7.5.   The term of service will be terminated early if:

7.5.1.      Early termination is agreed by the Parties;

7.5.2.      You are in material breach of the Terms of Service (including but not limited to your material violation of applicable laws and regulations or any of the commitments herein), and Alibaba Cloud has the right to terminate the services early, till the deletion all of your data;

7.5.3.      You understand and fully acknowledge that although Alibaba Cloud has taken (and will continue to improve with the development of technologies) necessary technical measures to protect against computer viruses and network intrusions, attacks and damages (including but not limited to DDoS) and other events or behaviors endangering the cyber security (hereinafter collectively referred to as “such behaviors”). However, given the limitations and relativity of cyber security technologies and the unpredictability of such behaviors, your website may encounter such other behaviors which would cause damages to Alibaba Cloud other networks or servers of Alibaba Cloud (including but not limited to local, national and international networks and servers of Alibaba Cloud) or affect smooth communication between Alibaba Cloud and the international Internet or between Alibaba Cloud and specific networks and servers, and the internal communication of Alibaba Cloud, Alibaba Cloud may suspend or terminate the services at its own discretion. In case of termination of the services, the service fees will be calculated on the basis of months when the services are actually provided (by day if less than one month) and the balance (if any) will be refunded.

7.5.4.      You acknowledge and agree that Alibaba Cloud reserve the right to suspend or terminate provision of partial products and services (or corresponding functions in the services) to you through giving announcements, in-site notifications or email notifications on the official website of Alibaba Cloud (www.aliyun.com) 30 days in advance for technical upgrades, service system adjustments or business strategy adjustments, and Alibaba Cloud will settle relevant fees in a timely manner and refund the amount you have paid but not consumed.

8.   Liability for Breach

8.1.   Either Party breaching the Terms of Service shall be held liable according to law.

8.2.   You understand that, in view of the particularity of computers and the Internet, in addition to force majeure and accidents, Alibaba Cloud shall not be deemed breaching the Terms of Service if:

8.2.1.      Alibaba Cloud suspends the services for a short period of time during server configuration and maintenance; and

8.2.2.      The speed of your access to website, applications, or services is slowing due to network jam.

8.3.  Alibaba Cloud shall not be liable for any indirect or punitive damages, including the loss of profits suffered by you using Alibaba Cloud services (even if you have been informed of the possibility of such losses).

8.4.  Alibaba Cloud's total compensation for breach of the Terms of Service will be determined as follows:

8.5.1.     In case of the fault of the services in the form of monthly subscription or asset package (package), the total compensation will not exceed the total service fees paid by you for such service in the term of service when the fault occurs;

8.5.2.     For the pay-as-you-go services, the total compensation will not exceed the total service fees paid by you for such service in the last 12 months (if less than 12 natural months, calculation is based on the months when the services are actually provided).

9.   Disclaimer and Exemption

You shall understand and agree that although Alibaba Cloud will provide support for service availability and reliability during the period of your free use and scope in case of invitation for test and open beta test, Alibaba Cloud will neither make any warrant to the service availability and reliability nor be liable for consequences from your access or inaccessibility to Alibaba Cloud services.

10.   Force Majeure and Accidents

10.1        The Party encountering force majeure or other accidents which makes the Terms of Service impossible, unnecessary or meaningless will not be held liable.

10.2.       Force majeure and accidents are unforeseen and inevitable events that cannot be overcome and have significant impact on either Party or the Parties, including but not limited to natural disasters such as floods, earthquakes, plague epidemics, and social events such as war, turmoil, government behaviors, failure of major telecommunications lines, hacking, network congestion, technical adjustments in the telecommunications sector, and government regulation.

11.   Governing Laws and Dispute Settlement

11.1       The conclusion, execution and interpretation of the Terms of Service and the settlement of disputes related thereto are governed by the laws of the People's Republic of China.

11.2.      In the event of any dispute arising from the performance of the Terms of Service, the Parties shall promptly resolve the dispute through amicable consultation. If the consultation fails, either Party may file a lawsuit directly to the People's Court of Xihu District, Hangzhou.

12.   Miscellaneous

12.1.      Alibaba Cloud's service instruction, price description and the order agreed and confirmed by you on the official website of Alibaba Cloud (www.aliyun.com) (including special terms for specific products, service instructions and operation instructions) are the integral part of the Terms of Service. In case of any inconsistencies between these service instructions, price description and the order agreed and confirmed you on the official website of Alibaba Cloud (www.aliyun.com) and the Terms of Service, the priority order in terms of application shall be as follows: (1) service instructions, price description, other subscription pages; (2) special terms, (3) the Terms of Service.

12.2.      Alibaba Cloud has the right to transfer all or part of the rights and obligations hereunder to Alibaba Cloud's affiliates by posting announcements or giving on-site notices on the official website of Alibaba Cloud (www.aliyun.com) or email notifications 30 days in advance. The affiliates will not substantially reduce the quality of the services you will receive, otherwise Alibaba Cloud and the affiliates will be jointly and severally liable to you.

12.3.       The provisions under Warranties, Confidentiality, Intellectual Property, Governing Law and Dispute Resolution shall survive the termination of the Terms of Service.

Appendix Prices and Discounts for Products/Services

1.   For the products/services provided by Party B, the Parties will adopt the discounted price for the services listed in the table below indicating discounts. And the original price listed on the official website of Party B (www.aliyun.com) will be adopted for the services listed in the table below not indicating discounts or not listed in the table below.

Product type	Product name	Discounted target	Region	Subscription time	Discount ratio
Internet	NAT gateway (pay-as-you-go services)	Whole order	North China 1, North China 2, North China 3, East China 1, East China 2, South China 1, North China 5	Unlimited	20% off
Internet	Load balancing SLB (pay-as-you-go services)	Whole order	North China 1, North China 2, North China 3, North China 5, East China 1, East China 2, South China 1	Unlimited	20% off
Internet	EIP (monthly subscription)	Whole order	North China 2, East China 1, South China 1, East China 2, North China 3, North China 1, North China 5	Unlimited	20% off
Internet	Flexible public network IP (pay-as-you-go services)	Whole order	North China 2, East China 1, North China 1, South China 1, East China 2, North China 3, North China 5	Unlimited	20% off
Internet	Load balancing SLB (monthly and yearly subscription)	Whole order	North China 1, North China 2, North China 3, East China 1, East China 2, South China 1	Unlimited	20% off
Internet	Shared bandwidth (monthly subscription)	Whole order	East China 1, East China 2, South China 1, North China 1, North China 2, North China 3, North China 5	Unlimited	20% off
Internet	NAT shared bandwidth package (pay-as-you-go services)	Whole order	North China 1, North China 2, North China 3, North China 5, East China 1, East China 2, South China 1	Unlimited	20% off
Internet	Shared bandwidth (pay-as-you-go services)	Whole order	East China 1, East China 2, South China 1, North China 1, North China 2, North China 3, North China 5	Unlimited	20% off
Database	Relational database RDS (monthly subscription)	Whole order	East China 1, East China 2, North China 1, North China 2, North China 3, North China 5, South China 1	Unlimited	20% off
Database	Relational database (pay-as-you-go services)	Whole order	East China 1, East China 2, North China 1, North China 2, North China 3, North China 5, South China 1	Unlimited	20% off
Database	Cloud database Redis version (monthly subscription)	Whole order	East China 1, North China 1, North China 2, South China 1, East China 2, North China 3, North China 5	Unlimited	20% off
Database	Cloud database Redis version (pay-as-you-go services)	Whole order	East China 1, North China 1, North China 2, South China 1, East China 2, North China 3, North China 5	Unlimited	20% off
Elastic calculation	Cloud server ECS (monthly subscription)	Whole order	North China 1, North China 2, North China 3, North China 5, East China 1, East China 2, South China 1	Unlimited	20% off
Elastic calculation	Cloud server ECS (pay-as-you-go services)	Whole order	North China 1, North China 2, North China 3, North China 5, East China 1, East China 2, South China 1	Unlimited	20% off

2. In view of Party A's enjoyment of the price discounts provided by Party B as referred to in Article 1 in this Appendix, Party A understands and undertakes that:

(1)   During the term of the Terms, Party A's actual accumulated payment for services other than CDN shall not be less than the guaranteed consumption amount. The minimum discount and corresponding guaranteed consumption amount are as follows:

Minimum discount	Yearly guarantee	Remarks
20% off	No guaranteed consumption	The actual guaranteed consumption per year excludes the actual consumption of the CDN paid, and year means the year defined in the contract.

(2)   If Party A enjoys different discounts on different products/services, the guaranteed consumption amount of Party A shall be determined based on the lower discount;

(3)   Although the price discounts in this Appendix and the special offers or policies on the official website are applied at different from, the service fees paid by Party A in case of special offers or policies on the official website are still included in Party A's actual accumulated consumption amount;

(4)   If Party A's total actual accumulated consumption amount is less than the guaranteed consumption amount, Party A shall make up the difference between the actual consumption amount and the guaranteed consumption amount within 30 days after Party B's first notice; if Party A fails to pay within the time limit, Party B shall have the right to deduct from the balance of Party A's account and require Party A to bear the liquidated damages equivalent to 5‱ of the unpaid amount.

Note: the special offers on the official website and the discounts herein may not be superimposed for application.

3.     The Parties estimate that the total service fee under this Agreement is CNY 0 (CNY zero only) (the aforementioned amount is only an estimate, and actual consumption shall prevail).

4.     The information of the account as referred to in Article I is as follows: Account name: Alibaba Cloud Computing Co., Ltd., Bank of deposit: China Merchants Bank Hangzhou High-tech Park Branch, A/C number: (not available).

Appendix Terms on the Utilization of Credit Line

1.     Application and Approval of Credit line

1.1.   Upon application by Party A and approval by Party B, Party B hereby grants a credit line of CNY (150,000) to the account (tengxianfeng@jumpw.com.) applied by Party A. The account that has not been applied for or is not approved will not have a credit line.

1.2.   Party A shall ensure that the application materials submitted and the relevant statements made by Party A to Party B at the time of application for the credit line are correct, complete and true. Party A agrees that Party B has the right to retain Party A's application materials, whether the application is approved or not.

1.3.   Party B will decide whether to approve the application of Party A and grant the credit line based on the independent judgment of Party B's historical consumption level, repayments and expected consumption growth factors of Party A with Party B.

2.     Utilization of Credit Line

2.1.   Party A's service fee for subscribing and using the services through the credit account may be paid within the grace period when such service fee does not exceed the current credit line of Party A.

For the purpose of this Article, grace period means the period from the payment time presented on the official website of Party B to the 25th of the next month. For the purpose of this Article, the payment time presented on the official website is detailed on products/services page of Party B's official website (www.aliyun.com);

For the purpose of this Article, credit account means the account approved by Party B and granted a credit line, and is referred to as “credit account” for the sake of clarity.

2.2.   For any service fee that is in the grace period, Party B will deduct the credit line accordingly until the current available credit line is insufficient for deduction. Party A's current available credit line is the result of credit line minus the service fee in the grace period.

2.3.   If Party A's service fee for subscribing and using the services with the credit account has exceeded the current available credit line, Party A will not be able to successfully subscribe or continue to use the services, that is, if the service fee exceeded is for the monthly subscription product/service, Party A cannot subscribe the monthly subscription service; and if the service fee exceeded is for pay-as-you-go products/services, Party B will suspend or terminate the service (including clearing the data) according to the mechanism for termination of services for payment in arrears announced on Party B's official website.

3.     Restoration of Credit Line

3.1.   Party A's credit line will be restored after Party A has made all payments in the grace period and all overdue payments to Party B.

3.2.   Party A shall make all payments in the grace period in any of the following methods before the expiration of the grace period:

1)     Make payment to the bank account designated by Party B by bank transfer (including the exclusive account of Party A);

2)     Recharge the credit account of Party A, and Party B will deduct corresponding amount from the account.

3.3.   Party A understands and agrees that Party B will deduct the service fee from the credit account of Party A recharged by Party A at any time as long as there is service fee in the grace period.

3.4.   Party A understands and agrees that Party A's current available credit line is related to Party A's use of the services and timely payment. If Party A's current available credit line is insufficient, Party A will not be able to successfully subscribe the services or encounter the termination of the services for payment in arrears. Therefore, Party A shall ensure timely repayment or sufficient balance of its Alibaba Cloud account, and will solely assume the consequences and liabilities from termination of the services in such case.

3.5.   If Party A still fails to pay upon the expiration of the grace period, Party B shall have the right to take one or more of the following measures:

1)     Suspend or terminate the services and corresponding technical support by taking measures including but not limited to lowering the credit line to zero (“0”);

2)     Party B has the right to deduct the service fee from the account of Party A subject to real-name authentication till the payments in arrears are fully repaid;

3)     From the date of expiration of the grace period, Party A may claim the liquidated damages equivalent to 5‰ per day for the payment in arrears;

4)     Cancel the credit line.

4.     Term, Expiration and Adjustment of Credit Line

4.1.   The credit line shall be effective from the date of grant by Party B to Party A and shall be continuously valid during the term of the service agreement executed by the Parties.

4.2.   The credit line will expire earlier if:

1)     Party A’s application for cancellation of the credit line is approved by Party B;

2)     Party A is in the circumstances that are not applicable for credit granting, including but not limited to the deterioration of financial and credit status, declining ability in repayment, invalidation of contact information reserved, abnormal use of services and other risky conditions or and other situations that Party B deems are not applicable for credit granting, Party B has the right to cancel the credit line granted;

3)     Party A violates confidentiality obligations, including but not limited to the disclosure of confidential information (such as credit grant and credit line) to others;

4)     Party B notifies Party A of cancellation of the credit line 30 days in advance;

5)   The credit line is cancelled in accordance with other provisions of this Agreement. The credit line will be invalid from the date of the cancellation of the credit line in the aforesaid circumstances.

4.3.   Adjustment of credit line

1)     Party B has the right to adjust the credit line based on the comprehensive evaluation of Party A's credit status, historical consumption level and repayment, and notify Party A in a timely manner;

2)     In the event that Party A is exposed to risks including but not limited to deterioration of financial and credit status, declining ability in repayment, invalidation of contact information reserved, and abnormal use of services, Party B has the right to reduce the credit line of Party A and notify Party A;

3)     If Party A purchases monthly subscription products/services with credit accounts and the service fee exceeds Party A's current credit line, Party A may apply to Party B for temporary increase of the credit line before purchasing. After Party B temporarily increases the credit line and Party A successfully purchases the product/service and pays up the service fee before the expiration of the grace period, the temporarily increased credit line will be cancelled and the original credit line will be restored;

4)     Party A’s application for adjustment of the credit line is approved by Party B.

5.     Miscellaneous

5.1.   For any products/services whose service fee is in the grace period, the application for early termination of such services and refund shall be performed only after Party A pays up all fees for such services and all of other previous service fees.

5.2.   Party A shall keep Party B's approval of credit and credit line confidential.

5.3.   Either Party shall be liable for the confidentiality of the other Party's confidential information obtained under this agreement, unless otherwise stipulated in this Agreement or required by laws and regulations, or the disclosure of confidential information as required or ordered by competent authorities, judgments, or the confidential information already available to the public domain.

5.4.   The relevant rules, regulations and procedures for the credit line announced on Party B's official website are the integral part of this Specification. Party B has the right to modify the same at any time, and request Party A to comply with the latest versions after notification to Party A.

5.5.   The credit control settlement cycle shall be 1 month.